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                                                                    Exhibit 23.6


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We consent to the inclusion in Amendment No. 3 to Form S-1 of World Omni
1997-A Automobile Lease Securitization Trust of our report dated May 17, 1996 (which report expresses an adverse opinion under generally accepted accounting principles and an unqualified opinion as to the statutory-basis of accounting) on our audits of the statutory-basis financial statements of American International Specialty Lines Insurance Company as of December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995. We also consent to the inclusion of our report dated May 22, 1995 (which report expresses an adverse opinion under generally accepted accounting principles and an unqualified opinion as to the statutory-basis of accounting) on our audits of the statutory-basis financial statements of American International Specialty Lines Insurance Company as of December 31, 1994 and 1993 and for each of the two years in the period ended December 31, 1994. Furthermore, we consent to the reference to our firm under the caption "Experts".



                                        /s/ Coopers & Lybrand, L.L.P.

                                        Coopers & Lybrand, L.L.P.


New York, New York
April 21, 1997